Exhibit (a)(18)


HARNISCHFEGER INDUSTRIES, INC.
For further information on this release, call                      NEWS RELEASE

Contact:
Francis M. Corby, Jr.          James C. Benjamin       David A. Brukardt
Executive Vice President       V.P. and Controller     Director, Corporate
Finance and Administration     (414) 486-6870          Communication
(414) 486-6518                                         (414) 486-6474

             HARNISCHFEGER EXTENDS CASH TENDER OFFER FOR G&L


MILWAUKEE -- June 9, 1997 -- Harnischfeger Industries, Inc. (NYSE:HPH)

today announced an extension until midnight EDT, Friday, June 13, 1997,

of its cash tender offer for all issued and outstanding shares of

Giddings & Lewis, Inc. (NASDAQ:GIDL) at a price of $19 per share.  The tender offer and withdrawal rights were previously scheduled to expire at midnight on June 6.

    Harnischfeger has been advised by the depositary for the tender offer that as of midnight on June 6, 1997, approximately 6,287,832 shares of G&L stock had been tendered and not withdrawn.

                                  #####


HARNISCHFEGER INDUSTRIES, INC. [NYSE:HPH] IS A GLOBAL COMPANY WITH BUSINESS SEGMENTS INVOLVED IN THE MANUFACTURE AND DISTRIBUTION OF EQUIPMENT FOR UNDERGROUND MINING (JOY MINING MACHINERY), SURFACE MINING (P&H MINING EQUIPMENT), PULP AND PAPERMAKING (BELOIT CORPORATION), AND MATERIAL HANDLING (P&H MATERIAL HANDLING).